UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Earliest Event Reported: September 6, 2012

Willis Lease Finance Corporation

(Exact Name of Registrant as Specified in Charter)

Delaware	001-15369	68-0070656
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

773 San Marin Drive, Suite 2215
Novato, California 94998

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (415) 408-4700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On September 6, 2012, Willis Lease Finance Corporation (the “Company”) and Willis Engine Securitization Trust II, a Delaware statutory trust of which the Company is the sole beneficiary (“WEST II”), entered into a Note Purchase Agreement dated September 6, 2012 with Credit Agricole Securities (USA) Inc. and Goldman, Sachs & Co. (the “Note Purchase Agreement”).  The Note Purchase Agreement provides for the issuance and sale of an aggregate principal amount of $390 million of WEST II’s Class 2012-A Term Notes (the “Notes”) to Credit Agricole Securities (USA) Inc. and Goldman, Sachs & Co. (the “Initial Purchasers”).  The Initial Purchasers are expected to resell the Notes pursuant to Section 4(a)(2) of the Securities Act of 1933, Rule 144A thereunder and Regulation S thereunder.  The Notes will be secured by (among other things) WEST II’s indirect ownership interests in certain aircraft engines and the operating leases thereof.  The Note Purchase Agreement contains customary representations, warranties, covenants and closing conditions for a transaction of this type.  The Note Purchase Agreement also contains customary provisions pursuant to which the Company and WEST II agree to hold harmless and indemnify the Initial Purchasers against damages under certain circumstances, which are customary for a transaction of this type.

The issuance and sale of the Notes are part of an asset-backed securitization, which, subject to satisfaction of a variety of customary conditions precedent, is scheduled to close on or about September 17, 2012.  The Company can give no assurance that the transaction will close on that date or at all.  The securitization will involve the transfer of 79 commercial jet aircraft engines to WEST II.

Item 8.01 Other Events

On September 7, 2012, the Company issued a news release in connection with the matters described under Item 1.01 above.  A copy of the news release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01 Financial Statements & Exhibits

(d) Exhibits

Exhibit No.	Description
99.1	News release by Willis Lease Finance Corporation, dated September 7, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated September 7, 2012

WILLIS LEASE FINANCE CORPORATION

	By:	/s/ Bradley S. Forsyth
Bradley S. Forsyth
Senior Vice President and
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	News release by Willis Lease Finance Corporation, dated September 7, 2012.